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Exhibit 10.27
                           CHANGE IN CONTROL AGREEMENT

         THIS FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT, made as of the 30th day of September, 1999, by and between Balanced Care Corporation, a Delaware corporation with a principal office at 1215 Manor Drive, Mechanicsburg, PA, 17055 (the "Company") and Alfred I. Lovitz, an individual health care executive (the "Executive").

         Reference is made to that certain Change in Control Agreement dated June 24, 1998, by and between the Company and the Executive (the "Existing Agreement").

                                   WITNESSETH:

         WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Existing Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree to amend and restate the Existing Agreement in its entirety and to that end agree that this First Amended and Restated Change in Control Agreement shall be deemed effective on and as of the date hereof, shall supersede the Existing Agreement in its entirety and shall be referred to herein as the "Agreement".

         The Company and the Executive covenant and agree as follows:

         1. Employment. The company hereby employs Executive as an employee at will and Executive hereby accepts employment by the Company subject to all of the terms and conditions set forth in that certain employment offer letter dated June 23, 1998, as such terms and conditions may be modified hereby.

         2. Change in Control (Other than due to the Sale of the Missouri Division). The Executive shall be entitled to receive a Severance Payment if, within one (1) year following a Change in Control as defined in Sections
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4(II)(ii.) and 4(II)(iii.) below, there occurs any of the following events:

         (I)               any termination of the Executive except for Cause;

         (II) any material reduction in the Executive's responsibilities (including reporting responsibilities) or authority, including as such responsibilities or authority may be increased from time to time;

         (III) the assignment to the Executive of duties inconsistent with the Executive's office on the date of the Change in Control or as same may be increased from time to time after the Change in Control;

         (IV) any material reduction (including, after the Change in Control, proportional reductions affecting all employees or executive employees) in the Executive's annual Base Salary in effect on the date of the Change in Control or as same may be increased from time to time after the Change in Control;

         (V) any failure (including, after the Change in Control, proportional failures affecting all executive employees) to continue the Executive's participation on substantially similar terms in the Plan (as defined below) or any bonus plan in which the Executive participated at the time of the Change in Control or any change or amendment to any substantive provisions of any such plan which would materially decrease the potential benefits to the Executive under any of such plans;

         (VI)              any failure (including, after the Change in
                           Control, a proportional failure affecting all executive employees) to provide the Executive with benefits at least favorable as those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident or other employee plans in which the Executive
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                 participated at the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; and

         (VII)   in the event of any of the events described in (II) through
                 (VI) above, the Executive voluntarily terminates his employment under this Agreement as a result of such events(s).

         As used in this Section 2, the definition of "Change in Control" shall expressly exclude the definition set forth in Section 4(II)(i.) below.

         3. Change in Control due to the Sale of the Missouri Division. The Executive shall be entitled to receive the Missouri Severance Payment if, within one (1) year following a Change in Control as defined in Section 4(II)(i.) below, there occurs any of the following events:

         (I)     any termination of the Executive except for Cause;

         (II) any material reduction in the Executive's responsibilities or authority, including as such responsibilities or authority may be increased from time to time;

         (III) the assignment to the Executive of duties inconsistent with the Executive's office on the date of the Change in Control or as same may be increased from time to time after the Change in Control;

         (IV) any material reduction (including, after the Change in Control, proportional reductions affecting all employees or executive employees) in the Executive's annual Base Salary in effect on the date of the Change in Control or as same may be increased from time to time after the Change in Control;

         (V) any failure (including, after the Change in Control, proportional failures affecting all executive employees) to continue the Executive's participation on substantially similar terms in any bonus plan in which the
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                 Executive participated at the time of the Change in Control or any change or amendment to any substantive provisions of any such plan which would materially decrease the potential benefits to the Executive under such plan;

         (VI) any failure (including, after the Change in Control, a proportional failure affecting all executive employees) to provide the Executive with benefits at least favorable as those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident or other employee plans in which the Executive participated at the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; and

         (VII)   in the event of any of the events described in (II) through
                 (VI) above, the Executive voluntarily terminates his employment under this Agreement as a result of such events(s).

         In addition, upon the occurrence of a Change in Control as defined in
Section 4(II)(i.) below, all outstanding stock options granted to Executive as of the date of the Change in Control, if any, under the Plan shall immediately become vested and shall be exercisable for a one-year period following the date of the Change in Control in accordance with the provisions of the Plan.

         As used in this Section 3, the definition of "Change in Control" shall expressly exclude the definitions set forth in Sections 4(II)(ii.) and 4(II)(iii.) below.

         4. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         (I) "Cause" shall mean willful misconduct, intentional and material failure to perform duties under this Agreement by Executive or Executive's conviction of a felony. No termination for cause shall be effective unless and until Executive is given written
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                 notice that the act or omission constitutes "Cause" under this
                 Agreement and Executive is given an opportunity to correct or cure the particular act or omission within thirty (30) days after receipt by the Executive of such written notice from the Company.

         (II)    A "Change in Control" shall be deemed to have taken place if:
                 (i.) the Company consummates the sale of all of the stock or all of the assets of its Missouri Division; (ii.) any person, including a group but not excluding the Company or any current stockholder of the Company who beneficially owns five percent (5%) or more of the Company's outstanding shares, becomes the beneficial owner of shares of the Company having twenty percent (20%) or more of the total number of votes that may be cast for the election of directors; or (iii.) there occurs any cash tender or exchange offer for shares of the Company, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to Company. As used herein, the terms "person" and "beneficial owner" have the same meaning as under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         (III) A "Severance Payment" shall include the following: (1) all outstanding stock options granted to Executive as of the date of termination, if any, under the Company's 1996 Stock Incentive Plan, as such plan may be amended from time to time (the "Plan"), shall immediately become vested and shall be exercisable in accordance with the provisions of the Plan; and
                 (2) a lump sum cash payment, payable within thirty (30) days of termination of employment, equal to
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                 the sum of a) the amount determined by adding Executive's
                 annual Base Salary then in effect on the date of termination and b) the maximum amount of Executive's potential Annual Bonus percentage payable for the year in which the termination took place.

         (IV)    The "Missouri Severance Payment" shall include the following:
                 (1) a lump sum cash payment, payable within thirty (30) days of termination of employment, equal to the sum of a) the amount determined by adding Executive's annual Base Salary then in effect on the date of termination and b) the maximum amount of Executive's potential Annual Bonus percentage payable for the year in which the termination took place.

         5. Notice of Termination. Any notice of termination of Employment Rights of Executive shall be given by the Company in writing and delivered by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, at such address as Executive shall have furnished to the Company in writing.

         6. Non-Competition and Non-Solicitation. As further consideration for Company's provision of this Agreement to Executive, Executive agrees as follows:

         (a) Restrictions on Competition. While employed by Company and for a period of one (1) year following termination of Executive's employment, Executive agrees that he will not directly or indirectly own an interest in, manage or control, or provide consulting services or services as an employee or partner, to a business engaged in managing, leasing, owning or operating assisted living facilities, nursing home or sub-acute operations (the "Business Activities") within a sixty (60) mile radius of a Company facility existing or under active development at the time of such termination.

         (b) Restriction on Solicitation. While employed by Company and for a period of one (1) year following termination of Executive's employment, Executive agrees that he will not: (i) directly or indirectly solicit or encourage the Company's customers to deal
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         with Executive or any other third party other than the Company or (ii)
         directly or indirectly solicit for Executives benefit or for the benefit of any third party the employment or services of any then current employee of Company.

         (c) Listed Stock Ownership Exception. Nothing in this Section 6 shall prohibit Executive from owning stock in a public traded company as a passive investor provided that Executive shall not own more than five percent (5%) of the equity of a publicly traded competing enterprise of the Company's.

         7.  Successors.

         (a) This Agreement is personal to Executive and shall not be assignable by the Executive otherwise than by his will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, the Company shall mean the Company as hereinbefore defined, together with its wholly-owned subsidiaries, and any successor to the business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

         8. Entire Agreement. This writing represents the entire agreement and understanding between the parties with respect to the subject matter contained herein and may not be altered or amended except in a writing signed by both parties.

         9. Unenforceability. If any provision of this Agreement shall be adjudged by any court of competent
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jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

         10. Waiver. The failure of the parties to insist upon strict compliance with any provision hereof or the failure to assert any right the parties may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right thereof by the parties.

         11. Counterparts. This Agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

         12. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         13. Governing Law. This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                   BALANCED CARE CORPORATION



/s/ Robin L. Barber                       By: /s/ Brad E. Hollinger
Robin L. Barber                           Brad E. Hollinger
Assistant Secretary                       Chief Executive Officer


WITNESS:                                  EXECUTIVE



/s/ Kurt A. Meyer                         By: /s/ Alfred I. Lovitz
                                          Alfred I. Lovitz